September 15, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

I have read the statements by Lantis Laser Inc. included under the heading “Experts” in the prospectus filed as part of Amendment No. 4 on Form S-1/A to its Registration Statement on Form SB-2, filed on September 15, 2008, and I agree with such statements concerning my firm.

Sincerely,

/s/ Michael Pollack CPA, LLC
MICHAEL POLLACK CPA, LLC